Exhibit 99.1

LNB Bancorp, Inc. Reports Profitable 2008 Fourth Quarter

LORAIN, Ohio--(BUSINESS WIRE)--February 10, 2009--LNB Bancorp, Inc. (NASDAQ:LNBB):

  Solid increases in loans and deposits amid continued economic crisis
  Net interest margin holds well as interest rates hit historic lows
  Balance sheet, capital levels remain strong

LNB Bancorp, Inc. (NASDAQ:LNBB) today reported financial results for the fourth quarter and full year ended December 31, 2008. Net income for the fourth quarter of 2008 was $1,261,000, or $0.16 per diluted share, compared to $1,668,000, or $0.23 per diluted share, for fourth quarter of 2007.

“Against the backdrop of a dramatic national economic crisis, we are pleased to report that LNB had a profitable fourth quarter with increases in net interest income, loans and deposits over the same quarter in 2007,” said Daniel E. Klimas, president and chief executive officer of LNB Bancorp, Inc. “While many financial institutions across the nation are reporting record losses, we have remained profitable.

“Our balance sheet remains strong and the bank remains well-capitalized at all levels,” said Klimas. “We still face challenges in terms of economic activity, credit quality and real estate values, but we believe we are addressing these issues through vigorous management and appropriate provisions.

“Maintaining profitability in these uncertain times is no small task and reflects the hard work and professionalism of our staff, the support of our board of directors and the continuing loyalty of our customers,” said Klimas. “While the economic prospects for 2009 are unclear, we will continue our focus on growing revenue, effectively managing our expenses and improving our credit quality."

In December 2008, LNB Bancorp closed on a $25.2 million investment by the U.S. Treasury Department under the TARP Capital Purchase Program. The TARP Capital Purchase Program is a voluntary program designed to help healthy institutions build capital to support the U.S. economy by increasing the flow of financing to businesses and consumers. The TARP investment further strengthens LNB’s balance sheet.

“The Treasury’s investment provided us an excellent opportunity to build upon our already strong, well-capitalized position,” said Klimas. “We look forward to using the additional capital to further invest in the growth and economic recovery of our communities.”

Fourth Quarter Review

Fourth quarter net interest income totaled $8.3 million, up nearly 6 percent from $7.8 million for the fourth quarter of 2007 and up slightly from the $8.2 million in the third quarter of 2008. From year-end 2007 to year-end 2008, portfolio loans increased by $50 million to $803.6 million and total deposits increased $64 million to $921 million.

The Company’s net interest margin for the fourth quarter of 2008 was 3.14 percent, compared to 3.24 percent in both the fourth quarter of 2007 and the third quarter of 2008. The maintenance of the net interest margin at this level for the fourth quarter was encouraging in light of the fact that Federal Reserve interest rates reached their lowest levels in more than 70 years.

Noninterest income was $2.8 million for the fourth quarter of 2008, compared to $3.1 million in the fourth quarter of 2007. Service charges and fees from deposit accounts and electronic banking, which were approximately the same as in the fourth quarter last year, continued to do well in the fourth quarter. Trust and brokerage fees were down $229,000 during this same period as a result of the downward trend in the stock market.

Noninterest expense was $8.4 million for the fourth quarter of 2008 compared to $8.0 million for the fourth quarter of 2007. Expenses showed a modest decline from third to fourth quarter in 2008. The Company continues to monitor expenses closely. FDIC insurance premiums increased by more than $460,000 in the fourth quarter of 2008 compared to the fourth quarter of 2007.

Reflective of the continuing pressure on asset quality, the provision for loan losses was $1.2 million, compared to $578,000 for the fourth quarter of 2007. Net charge-offs were $903,000 in the fourth quarter of 2008, down from $990,000 in the third quarter of 2008, but above the fourth quarter of 2007 at $708,000. The company continues to carefully monitor asset quality in this challenging economic environment.

Full year 2008 Review

Net income for 2008 totaled $3.4 million, or $0.45 per diluted share, compared to net income of $5.5 million, or $0.79 per diluted share, for 2007. Net interest income for 2008 was $32.1 million, compared to $29.7 million for the same period the year earlier. The net interest margin for 2008 was 3.19 percent versus 3.35 percent for 2007. Noninterest income for 2008 was $12.5 million, up $1 million from $11.5 million the year earlier.

Total assets at December 31, 2008 were $1.14 billion, a nearly $80 million increase from year-end 2007.

Noninterest expense was $34.3 million at year-end 2008, compared to $31.8 million at year-end 2007. Much of the increase in noninterest expense was reflective of the poor economic environment. Nearly $500,000 of that increase is reflected in expenses related to Other Real Estate Owned as values in those properties continued to decrease. Expenses related to legal services related to loans also increased $200,000 in comparison to 2007.

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.1 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 21 retail-banking locations and 28 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp’s reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.

LNB Bancorp, Inc.
Supplemental Financial Information
(Unaudited - Dollars in thousands except Share and Per Share Data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
END OF PERIOD BALANCES
Assets	$1,136,135	$1,109,501	$1,056,645	$1,136,135	$1,056,645
Deposits	921,175	895,662	856,941	921,175	856,941
Portfolio loans	803,551	793,542	753,598	803,551	753,598
Allowance for loan losses	11,652	11,355	7,820	11,652	7,820
Shareholders' equity	107,059	80,340	82,653	107,059	82,653

AVERAGE BALANCES
Assets:
Total assets	$1,117,870	$1,082,869	$1,032,796	$1,082,499	$957,782
Earning assets	1,045,233	1,010,388	956,860	1,008,567	886,832
Securities	245,132	219,642	214,137	228,997	188,430
Portfolio loans	800,101	790,746	742,723	779,569	698,401
Liabilities and shareholders' equity:
Total deposits	$920,053	$870,622	$858,921	$879,302	$793,764
Interest bearing deposits	830,051	783,264	772,660	792,000	709,411
Interest bearing liabilities	933,130	907,753	853,309	902,818	786,299
Total shareholders' equity	86,027	79,292	82,775	83,020	78,042

INCOME STATEMENT
Net interest income	$8,251	$8,229	$7,815	$32,139	$29,670
Net interest income-FTE (1)	8,376	8,342	7,916	32,578	30,052
Provision for loan losses	1,200	471	578	6,809	2,255
Noninterest income	2,813	3,158	3,073	12,459	11,499
Noninterest expense	8,421	8,498	8,050	34,281	31,751
Taxes	182	595	592	112	1,651
Net income	1,261	1,823	1,668	3,396	5,512
Less Preferred Stock Dividend	91	-	-	91	-
Net income available to common shareholders	1,170	1,823	1,668	3,305	5,512
Total revenue	11,064	11,387	10,888	44,598	41,169

PER SHARE DATA
Basic net income (loss) per common share	$0.16	$0.25	$0.23	$0.45	$0.79
Diluted net income (loss) per common share	0.16	0.25	0.23	0.45	0.79
Cash dividends per common share	0.09	0.09	0.18	0.45	0.72
Basic average common shares outstanding	7,295,663	7,295,663	7,295,663	7,295,663	6,992,215
Diluted average common shares outstanding	7,295,663	7,295,663	7,295,663	7,295,663	6,992,215

KEY RATIOS
Return on average assets (2)	0.45%	0.67%	0.64%	0.31%	0.58%
Return on average common equity (2)	5.83%	9.15%	7.99%	4.09%	7.06%
Efficiency ratio	75.26%	73.90%	73.26%	76.12%	76.41%
Noninterest expense to average assets (2)	3.00%	3.12%	3.09%	3.17%	3.32%
Average equity to average assets	7.70%	7.32%	8.01%	7.67%	8.15%
Net interest margin	3.14%	3.24%	3.24%	3.19%	3.35%
Net interest margin (FTE) (1)	3.19%	3.28%	3.28%	3.23%	3.39%

ASSET QUALITY
Nonperforming loans	$19,592	$17,445	$10,831	$19,592	$10,831
Other real estate owned	1,108	1,799	2,478	1,108	2,478
Total nonperforming assets	20,700	19,244	13,309	20,700	13,309
Net Charge Offs	903	990	708	2,977	2,832
Total nonperforming loans to total loans	2.44%	2.20%	1.44%	2.44%	1.44%
Total nonperforming assets to total assets	1.82%	1.73%	1.26%	1.82%	1.26%
Net charge-offs to average loans (2)	0.45%	0.50%	0.38%	0.38%	0.41%
Allowance for loan losses	1.45%	1.43%	1.04%	1.45%	1.04%
Allowance to nonperforming loans	59.47%	65.09%	72.20%	59.47%	72.20%

(1) FTE -- fully tax equivalent at 34% tax rate
(2) Annualized

Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
	(unaudited)
	(Dollars in thousands except share amounts)
ASSETS
Cash and due from Banks	$36,923	$23,523
Interest-bearing deposits in other banks	352	100
Securities: (Note 5)
Trading securities, at fair value	11,261	33,402
Available for sale, at fair value	223,104	179,324
Federal Home Loan Bank and Federal Reserve Stock	4,839	4,579
Total securities	239,204	217,305
Loans held for sale	3,580	4,724
Loans:
Portfolio loans	803,551	753,598
Allowance for loan losses	(11,652)	(7,820)
Net loans	795,479	745,778
Bank premises and equipment, net	11,504	13,328
Other real estate owned	1,108	2,478
Bank owned life insurance	15,742	15,487
Goodwill, net	21,570	21,570
Intangible assets, net	1,154	1,280
Accrued interest receivable	4,290	4,074
Other assets	8,809	6,998
Total Assets	$1,136,135	$1,056,645

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Demand and other noninterest-bearing	$93,994	$88,812
Savings, money market and interest-bearing demand	328,861	331,306
Certificates of deposit	498,320	436,823
Total deposits	921,175	856,941
Short-term borrowings	22,928	42,105
Federal Home Loan Bank advances	53,357	44,207
Junior subordinated debentures	20,620	20,620
Accrued interest payable	3,813	4,620
Accrued taxes, expenses and other liabilities	7,183	5,499
Total Liabilities	1,029,076	973,992
Shareholders' Equity
Common stock, par value $1 per share, authorized 15,000,000 shares, issued 7,295,663 shares at December 31, 2008 and 6,931,325 at December 31, 2007	7,624	7,624
Preferred Shares, Series A Voting, no par value, authorized 750,000 shares, none issued at December 31, 2008 and December 31, 2007.	-	-
Preferred Shares, TARP, $1,000 par value, authorized and outstanding 25,223 shares at December 31, 2008, none issued at December 31, 2007.	25,223	-
Additional paid-in capital	37,783	37,712
Retained earnings	41,682	42,951
Accumulated other comprehensive income	839	458
Treasury shares at cost, 328,194 shares at December 31, 2008 and December 31, 2007	(6,092)	(6,092)
Total Shareholders' Equity	107,059	82,653
Total Liabilities and Shareholders' Equity	$1,136,135	$1,056,645

Consolidated Statements of Income (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Dollars in thousands except share and per share amounts)
Interest Income
Loans	$11,800	$13,279	$48,314	$49,889
Securities:
U.S. Government agencies and corporations	2,143	1,901	7,938	6,771
State and political subdivisions	226	163	777	606
Trading securities	110	377	848	817
Other debt and equity securities	90	81	304	285
Federal funds sold and short-term investments	17	56	147	394
Total interest income	14,386	15,857	58,328	58,762

Interest Expense
Deposits	5,265	7,099	22,306	25,535
Federal Home Loan Bank advances	553	320	2,322	1,555
Short-term borrowings	33	264	387	1,076
Trust preferred securities	284	359	1,174	926
Total interest expense	6,135	8,042	26,189	29,092
Net Interest Income	8,251	7,815	32,139	29,670
Provision for Loan Losses	1,200	578	6,809	2,255
Net interest income after provision for loan losses	7,051	7,237	25,330	27,415

Noninterest Income
Investment and trust services	348	577	1,908	2,170
Deposit service charges	1,201	1,268	4,760	4,725
Other service charges and fees	680	633	2,710	2,339
Income from bank owned life insurance	244	201	979	732
Other income	120	123	856	396
Total fees and other income	2,593	2,802	11,213	10,362
Securities gains (losses), net	32	13	538	274
Gains on sale of loans	155	220	797	766
Gains (losses) on sale of other assets, net	33	38	(89)	97
Total noninterest income	2,813	3,073	12,459	11,499

Noninterest Expense
Salaries and employee benefits	3,788	3,846	15,255	15,708
Furniture and equipment	870	949	3,950	3,515
Net occupancy	570	573	2,386	2,256
Outside services	494	498	2,490	1,815
Marketing and public relations	158	180	987	1,116
Supplies, postage and freight	376	371	1,468	1,357
Telecommunications	215	226	850	849
Ohio Franchise tax	225	184	895	788
FDIC Insurance	486	24	722	89
Intangible asset amortization	35	34	139	167
Other real estate owned	178	280	1,070	585
Electronic banking expenses	185	210	932	803
Loan and collection expense	192	189	908	576
Other expense	649	486	2,229	2,127
Total noninterest expense	8,421	8,050	34,281	31,751
Income before income tax expense	1,443	2,260	3,508	7,163
Income tax expense	182	592	112	1,651
Net Income	1,261	1,668	3,396	5,512
Less Preferred Stock Dividend	91	-	91	-
Income Available to Common Shareholders	$1,170	$1,668	$3,305	$5,512

Net Income Per Common Share
Basic	$0.16	$0.23	$0.45	$0.79
Diluted	0.16	0.23	0.45	0.79
Dividends declared	0.09	0.18	0.54	0.72
Average Common Shares Outstanding
Basic	7,295,663	7,295,663	7,295,663	6,992,215
Diluted	7,295,663	7,295,663	7,295,663	6,992,215

CONTACT:
For LNB Bancorp, Inc.
W. John Fuller, 216-978-7643